CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
5.000% Internotes® Due April 15, 2015	$1,987,000	$78.09
5.750% Internotes® Due April 16, 2018	$2,927,000	$115.03
6.100% Internotes® Due April 17, 2023	$11,338,000	$445.58
TOTAL		$638.70
(1)	Excludes accrued interest, if any.
(2)	A filing fee of $638.70 calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

Prudential Financial InterNotes®, Due One Year or More from Date of Issue
Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02
Pricing Supplement Number 224 Dated April 07, 2008
(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AXU9	$1,987,000.00	100.000%	1.200%	$1,963,156.00	FIXED	5.000%	SEMI-ANNUAL	04/15/2015	10/15/2008	$25.69	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AXV7	$2,927,000.00	100.000%	1.500%	$2,883,095.00	FIXED	5.750%	SEMI-ANNUAL	04/16/2018	10/15/2008	$29.55	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Callable at 100.000% on 04/15/2010 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC
The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 04/15/2010 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AXW5	$11,338,000.00	100.000%	2.000%	$11,111,240.00	FIXED	6.100%	SEMI-ANNUAL	04/17/2023	10/15/2008	$31.35	YES	Senior Unsecured Notes	A3	A+
Redemption Information: Callable at 100.000% on 04/15/2011 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC
The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 04/15/2011 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.	Offering Dates: March 31, 2008 through April 07, 2008
Trade Date: Monday, April 07, 2008 @12:00 PM ET
Settlement Date: Thursday, April 10, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

The Bank of New York, as successor trustee under an indenture dated as of April 25, 2003, as supplemented and amended, will act as trustee for the Notes. Citibank, N.A. will act as paying agent, registrar and transfer agent for the Notes and will administer any survivor's options with respect thereto.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

Prudential Financial, Inc.
$2,500,000,000.00 Prudential Financial Retail Medium-Term Notes, including Prudential Financial InterNotes®
Prospectus dated March 16, 2006 and the Prospectus Supplement dated March 16, 2006